STOCK PURCHASE AGREEMENT

This Agreement is made and entered into as of August 24, 2007, between Pilpol (HK) Biological Limited, a Hong Kong company (hereinafter referred to as “Buyer”) and an indirect wholly owned subsidiary of China Water and Drinks Inc., a Nevada corporation (hereinafter referred to as “CWD”), and Haoyang Bian, the shareholder (hereinafter referred to as the “Seller”) of Shenyang Aixin Company Limited, a company formed in accordance with the laws of the People’s Republic of China (the “Company”) that is a bottled water production company located at Shenyang City (Jilin Province) in the People’s Republic of China.

WITNESSETH:

WHEREAS, the Seller is the owner of 66.67% of the issued and outstanding equity (the “Shares”) of the Company; and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Buyer and the Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Buyer” has the meaning specified in the recitals to this Agreement.

“Cash Investment” has the meaning specified in Section 2.02 of this Agreement.

“Company” has the meaning specified in the recitals to this Agreement.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“CWD” has the meaning specified in the recitals to this Agreement.

“CWD Common Stock” means the common stock, par value $0.001 per share of CWD.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or un-matured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any circumstance, change in, or effect on the business of the Company that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business of the Company: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Company or (b) could adversely affect the ability of the Buyer or the Company to operate or conduct any lawful business.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purchase Price” has the meaning specified in Section 2.02.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of May 31, 2007 by and among CWD and the investors parties thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the recitals to this Agreement.

“Shares” has the meaning specified in the recitals to this Agreement.

“Stock Consideration” has the meaning specified in Section 2.03 of this Agreement.

“Stock Consideration Payment Date” has the meaning specified in Section 2.03 of this Agreement.

“2006 Financial Statements” has the meaning specified in Section 2.07 of this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

SECTION 2.01 Shares being Sold. Subject to the terms and conditions of this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Encumbrance, the Shares. The Seller hereby represents and warrant to the Buyer that the Shares constitute 66.67% of the Company’s outstanding equity.

SECTION 2.02 Purchase Price; Cash Investment. In consideration for the purchase of the Shares, the Buyer shall pay to the Seller on the Stock Consideration Payment Date, 177,300 shares of CWD (the “Stock Consideration”). In addition, at the Closing, Buyer shall pay to the Company, US$1,060,000 (the “Cash Investment”) by wire transfer of immediately available funds to an account designated in writing prior to the Closing by Seller.

SECTION 2.03 Stock Consideration; Lock-up. On the 30th day following the effective date of the initial registration statement to be filed by CWD pursuant to the Registration Rights Agreement (the “Stock Consideration Payment Date”), CWD shall issue to the Seller and Buyer shall deliver to the Seller, the Stock Consideration. The Seller hereby agrees that he shall not sell, transfer or otherwise dispose of any of the shares of CWD Common Stock comprising the Stock Consideration for a period of two years following the Stock Consideration Payment Date.

SECTION 2.04 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on August __, 2007.

SECTION 2.05 Delivery by the Seller. At the Closing, the Seller shall deliver to the Buyer certificates representing the Shares together with appropriate executed stock powers to transfer the Shares to the Buyer.

SECTION 2.06 Delivery of Stock Consideration. The Seller and the Buyer agree that delivery of the Stock Consideration shall be made to the Seller at the address provided to the Buyer by the Seller in writing in advance of the date on which such payment is required to be made hereunder.

SECTION 2.07 2006 Financial Statements. The financial statements of the Company for its fiscal year ended December 31, 2006 ( the “2006 Financial Statements”) shall be audited by an accounting firm registered with PCAOB and should be in conformity with GAAP. The 2006 Financial Statement shall be delivered to CWD within ___ days of the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

As an inducement to the Buyer to enter into this Agreement, the Seller hereby represents and warrants to the Buyer as follows:

SECTION 3.01 Authority of the Seller. The Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

SECTION 3.02 Title to the Shares, etc. The Seller has good and marketable title to the Shares, free and clear of any Encumbrance. The Shares have been legally and validly issued are fully paid and nonassessable. Except pursuant to this Agreement, the Seller has no agreement, arrangement, or understanding with respect to the Shares or the Seller’s ownership thereof..

SECTION 3.03 No Consents, Approvals, Violations or Breaches. Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will (i) require any consent, approval, authorization or permit of, or filing, registration or qualification with or prior notification to any Governmental Authority, any state or any political subdivision thereof applicable to the Seller, the Company , (ii) violate any statute, Law, ordinance, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree or injunction or other Governmental Order applicable to the Seller, the Company or any of the Seller’s properties or assets, or the properties or assets of the Company, or (iii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller, the Company is a party or by which the Seller, the Company or any of the Seller’s properties or assets or the properties or assets of the Company may be bound.

SECTION 3.04 Full Disclosure. The Seller is not aware of any facts pertaining to the Company that affect adversely the Company or which are likely in the future to affect the Company adversely, except as specifically disclosed in this Agreement. No representation or warranty of the Seller in this Agreement or any statement or certificate furnished or to be furnished to the Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, including the 2006 Financial Statements contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Company.

SECTION 3.06 2006 Financial Statements. The 2006 Financial Statements of the Company to be provided hereof shall have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended.

SECTION 3.07 Compliance with Laws. The Company is and has been in compliance in all material respects with all Laws, regulations, rules, orders, judgments, decrees and other requirements and policies, including Governmental Orders imposed by any Governmental Authority applicable to the Company, its properties and the operation of its business. The Seller is and has been in compliance in all material respects with all Laws, regulations, rules, orders, judgments, decrees and other requirements and policies, including Governmental Orders imposed by any Governmental Authority applicable to the Seller and the Shares.

SECTION 3.08 Additional Representations and Warranties Relating to the Company

(i) All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of the Company have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

(ii) All filings and registrations with the PRC governmental authorities required in respect of each of the Company and its operations including, without limitation, the registration with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC rules and regulations, except where, the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(iii) The Company has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC governmental authorities.

(iv) The Company is not in receipt of any letter or notice from any relevant PRC governmental authority notifying it of revocation of any licenses or qualifications issued to it or any subsidy granted to it by any PRC governmental authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by the Company, except such revocation does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(v) The Company has conducted its business activities within the permitted scope of business or has otherwise operated its respective business in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC governmental authorities other than such non-compliance that do not, and would not, individually or in the aggregate, have a Material Adverse Effect. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the business of the Company, which are subject to periodic renewal, the Company has no knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC governmental authorities.

(vi) With regard to employment and staff or labor, the Company has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like, other than such non-compliance that do not, and would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.09 Investment Intent. The Seller is acquiring the shares of CWD Common Stock included in the Stock Consideration as principal for his own account for investment purposes only and not with a view to or for distributing or reselling such shares or any part thereof. The Seller does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the shares of CWD Common Stock included in the Stock Consideration.

SECTION 3.10  Seller Status. At the time the Seller was offered the shares of CWD Common Stock, he or she was, at the date hereof he is, and at the Stock Consideration Payment Date, he will be an “accredited investor” as defined in Rule 501(a) under the Securities Act and a “non-U.S. person” as defined in Rule 902 of Regulation S promulgated the Securities Act.

SECTION 3.11 Access to Information. The Seller acknowledges that he has been afforded (i) the opportunity to ask such questions as he or she has deemed necessary of, and to receive answers from, representatives of the CWD concerning CWD and the merits and risks of acquiring the shares of CWD Common Stock included in the Stock Consideration; (ii) access to information about CWD and its financial condition, results of operations, business, properties, management and prospects sufficient to enable him or her to evaluate his investment; and (iii) the opportunity to obtain such additional information that CWD possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to his acquisition of the shares of CWD Common Stock included in the Stock Consideration.

SECTION 3.12 Restrictive Legend. The Seller acknowledges that certificates evidencing the shares of CWD Common Stock included in the Stock Consideration will contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE BUYER AND CWD

As an inducement to the Seller to enter into this Agreement, the Buyer and CWD hereby represent and warrant to the Seller as follows:

SECTION 4.01 Organization and Authority of the Buyer and CWD. The Buyer is a company duly organized, validly existing, and in good standing under the laws of Hong Kong and has all necessary corporate power and authority to execute, deliver, and perform this Agreement. CWD is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to execute, deliver, and perform this Agreement. The Buyer is an indirect wholly-owned subsidiary of CWD. The execution, delivery, and performance of this Agreement has been duly authorized by all requisite action on the part of each of the Buyer and CWD. This Agreement shall have been duly executed and delivered by each of the Buyer and CWD, and (assuming due authorization, execution, and delivery by each other party hereto) constitutes a legal, valid, and binding obligation of each of the Buyer and CWD, enforceable against such entity in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

SECTION 4.02 No Conflict. The execution, delivery and performance of this Agreement by each of the Buyer and CWD do not and will not (a) violate, conflict with or result in the breach of any provision of the respective charter, bylaws, or similar organizational documents of the Buyer and CWD, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer or CWD or require any consent, approval, authorization, or other order of, action by, filing with, or notification to any Governmental Authority, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Buyer or CWD that would have a material adverse effect on the ability of the Buyer or CWD to consummate the transactions contemplated by this Agreement.

SECTION 4.03 Investment Purpose. The Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or CWD.

ARTICLE V

CONDITIONS TO CLOSING

SECTION 5.01 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Buyer and CWD contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the dated of the Closing and the Buyer and CWD shall each have performed all obligations under this Agreement required to be performed by it as of the Closing;

(b) No Proceeding or Litigation. No action shall have been commenced by or before any Governmental Authority against the Seller, the Company, CWD or the Buyer, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions.

SECTION 5.02 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties, and Covenants. The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing and the Seller and the Company shall have performed all obligations under this Agreement required to be performed by it as of the Closing.

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Seller, the Company, CWD or the Buyer, seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Buyer believes, in its reasonable, good faith determination, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or that could have a Material Adverse Effect.

(c) Consents and Approvals. The Buyer, the Company, CWD and the Seller shall have received or made, each in form and substance satisfactory to the Buyer in its reasonable, good faith determination all required filings and approvals from all Government Authorities and notices to or required consents of any other third parties that the Buyer shall deem appropriate for the consummation of the transactions contemplated by this Agreement.

(d) Resignations. The Buyer shall have received the resignations, effective as of the Closing, of all the directors and officers of the Company except for such persons as Buyer shall have designated, and such persons as Buyer shall have designated shall have been elected as directors and officers of the Company, to be effective as of the Closing.

(e) Organizational Documents. The Buyer shall have received a copy of (i) the Memorandum and Articles of Association, as amended (or similar organizational documents), of the Company and accompanied by a certificate of the Secretary or Assistant Secretary of such entity, dated as of the dated of the Closing, stating that no amendments have been made to such Memorandum and Articles of Association (or similar organizational documents) since such date, and (ii) the Bye-laws (or similar organizational documents) of the Company, certified by the Secretary or Assistant Secretary of such entity;;

SECTION 5.03 No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

SECTION 6.01 Survival. All representations, warranties, covenants and obligations of each party to this Agreement shall, without regard to the death or dissolution of any party to this Agreement, survive the dated of the Closing and remain in full force and effect for an unlimited period of time.

SECTION 6.02 Indemnification by Seller. The Seller shall indemnify and hold harmless the Buyer, CWD and any Affiliate, successor or assign of the Buyer, or CWD (each an “Indemnitee”), from and against, and shall compensate and reimburse each of the Indemnitees for, any damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such damages relate to any third party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any breach of any of the representations or warranties made by the Seller in this Agreement or any breach of any covenant or obligation of the Seller in this Agreement.

SECTION 6.03 Indemnification By Buyer and CWD. The Buyer and CWD shall jointly and severally indemnify and hold harmless the Seller from and against, and shall compensate and reimburse the Seller for, any damages that are directly or indirectly suffered or incurred by the Seller or to which the Seller may otherwise become subject at any time (regardless of whether or not such damages relate to any third party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any breach of any representation or warranty made by the Buyer or CWD in this Agreement or any breach of any covenant or obligation of the Buyer or CWD in this Agreement. The maximum liability of the Buyer and CWD for any and all claims for indemnification made pursuant to this Agreement shall not exceed the Purchase Price.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01 Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

SECTION 7.02 Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Seller shall transfer to the Buyer all other documents in relation to the Shares, the Company.

SECTION 7.03 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

SECTION 7.04 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

SECTION 7.05 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

SECTION 7.06 Confidentiality. Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

SECTION 7.07

Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified herein, with a copy sent as follows:

If to the Seller:	Longyuan Road, Xidi Village, Wuboniu District, Liaozhong County, Shenyang City, LiaoNing Province. PRC

If to the Buyer or CWD:	17, J Avenue, Yijing Garden, Aiguo Road, Louhu District, Shenzhen City, PRC

SECTION 7.08 Effect. In the event any portion of this Agreement is deemed to be null and void under any state or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

SECTION 7.09 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and CWD on the date first above written.

SELLER: Shareholder of Shenyang Aixin Company Limited		BUYER: Pilpol (HK) Biological Limited

/s/ Haoyang Bian	By:	/s/ Xu Hong Bin
Name: Haoyang Bian	Name: Title	Xu Hong Bin Director

China Water and Drinks Inc.

By:	/s/ Xing Hua Chen
Name: Title:	Xing Hua Chen Chief Executive Officer